                                                        April 24, 1997



                               Commitment Letter
                               -----------------



Allmerica Financial Corporation
440 Lincoln Street
Worcester, Massachusetts  01653

Attention:  Mr. Edward J. Parry, III
            Chief Financial Officer

Ladies and Gentlemen:

     You have advised The Chase Manhattan Bank ("Chase") that Allmerica
                                                 -----
Financial Corporation, a Delaware corporation (the "Borrower"), intends to
                                                    --------
acquire from the public (the "Acquisition") the 24,200,000 shares of Allmerica
                              -----------
Property & Casualty Companies, Inc. ("APCC"), a Delaware corporation and a
                                      ----
subsidiary of the Borrower, that it does not already own for cash and stock consideration. In that connection, you have requested that Chase agree to structure and arrange senior revolving credit loans in an aggregate amount of $225,000,000 (the "Loans"), and that Chase commit to provide the entire
                   -----
principal amount of the Loans (it being understood that the Borrower may reduce the aggregate amount of the Loans).

     Chase is pleased to advise you that it is willing to act as exclusive advisor and arranger for the Loans.

     Furthermore, Chase is pleased to advise you of its commitment to provide the entire amount of the Loans upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in
                                                     -----------------
the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term
                                                                       ----
Sheet").
-----

     It is agreed that Chase will act as the sole and exclusive Administrative Agent, advisor and arranger for the Loans, and will, in such capacity, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other arrangers will be appointed and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Loans unless you and we shall so agree.

     We reserve the right to syndicate the Loans to a group of financial institutions (together with Chase, the "Lenders") identified by us in
                                        -------
consultation with you and Chase's commitment to provide the entire amount of the Loans will be reduced to the extent that you accept commitments from other Lenders.

     You hereby represent and covenant that all information (the "Information")
                                                                  -----------
that has been or will be made available to Chase by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. You understand that in arranging the Loans we may use and rely on the Information without independent verification thereof. The representations and covenants contained in this paragraph shall remain effective until definitive financing agreements and related agreements (the "Credit Documentation") are
                                                  --------------------
executed and thereafter the disclosure representations contained herein shall be superseded by those contained in the Credit Documentation.

     As consideration for Chase's commitment hereunder and its agreement to perform the services described herein, you agree to pay to Chase the nonrefundable fees set forth in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").
                         ----------

     Chase's commitment hereunder and its agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole, (b) our not becoming aware after the date hereof of any information or other matter affecting the Borrower or its subsidiaries or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions, (d) our satisfaction that there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or its subsidiaries or any affiliate thereof, (e) the negotiation, execution and delivery on or before June 10, 1997 of the Credit Documentation with respect to the Loans satisfactory to Chase and its counsel and (f) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of Chase's commitment hereunder and of the Loans are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of Chase and the Borrower.

     You agree (a) to indemnify and hold harmless Chase, its affiliates and its officers, directors, employees, advisors, and agents (each, an "indemnified
                                                                -----------
person") from and against any and all losses, claims, damages and liabilities to
------
which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Loans, the use of the proceeds thereof, the Acquisition or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person,
--------
apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse Chase and its affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Loans and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the Credit Documentation) or the administration, amendment, modification or waiver thereof; provided that, (i) the reimbursement for fees and charges of counsel incurred in connection with the Loans and any related documentation shall be limited to $40,000 and (ii) the reimbursement for all other out-of pocket expenses incurred in connection with the Loans and any related documentation shall be limited to $5,000. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Loans. The obligations to indemnify each indemnified person and pay such legal and other expenses shall remain effective until the initial funding under the Credit Documentation and thereafter the indemnification and expense reimbursement obligations contained herein shall be superseded by those contained in the Credit Documentation.

     This Commitment Letter shall not be assignable by you without the prior written consent of Chase (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and Chase. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter between you and Chase and the Fee Letter are the only agreements that have been entered into among us with respect to the Loans and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing
                                               --------
restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

     Except to the extent otherwise provided herein, the compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Chase's commitment hereunder.

     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on May 7, 1997. Chase's commitment and agreements herein will expire at such time in the event Chase has not received such executed counterparts in accordance with the immediately preceding sentence. If this Commitment Letter is accepted by you, Chase's commitment hereunder shall terminate if the Credit Documentation has not been executed and delivered (the "Closing Date") on or before June 10, 1997.
               -------------

     Chase is pleased to have been given the opportunity to assist you in connection with this important financing.

                                   Very truly yours,

                                   THE CHASE MANHATTAN BANK


                                   By: /S/ Peter Platten
                                      _______________________________
                                      Name:   Peter Platten
                                      Title:  Vice President



Accepted and agreed to
as of the date first
written above by:

ALLMERICA FINANCIAL CORPORATION



By: /s/ Edward J. Parry III
   ______________________________
   Name:  Edward J. Parry III
   Title: Chief Financial Officer

                                                                    Exhibit A
                                                                    ---------



                        ALLMERICA FINANCIAL CORPORATION

                        SUMMARY OF TERMS AND CONDITIONS
                        -------------------------------

                                 April 24, 1997

Capitalized terms used and not defined herein or in Annex I hereto have the meanings assigned to such terms in the Commitment Letter to which this Summary of Terms and Conditions is attached.


I.   Parties
     -------

     Borrower:              Allmerica Financial Corporation
     --------

     Administrative Agent:  The Chase Manhattan Bank ("Chase" ).
     --------------------                              -----

     Lenders:               Chase, initially subject to the right to syndicate
     -------                prior to the Closing Date and to assign after the
                            Closing Date.

II.  Type and Amount of
     ------------------
     Loans:                 Revolving credit loans in an aggregate
     -----                  amount of up to  $225,000,000 (the "Loans").
                                                                -----

     Availability:          The Loans shall be available on a revolving basis
     ------------           during the period commencing on the Closing Date
                            and ending on December 15, 1997 (the "Commitment
                                                                 -----------
                            Termination Date").
                            -----------------

     Maturity:              Commitment Termination Date.
     --------

     Purpose:               The proceeds of the Loans shall be used to finance
     -------                the Acquisition and for general corporate purposes
                            of the Borrower and its subsidiaries in the ordinary course of business.

III. Certain Payment
     ---------------
     Provisions
     -----------

     Fees and Interest
     -----------------
     Rates:                 As set forth in Annex I.
     ------

     Optional Prepayments   Loans may be prepaid in minimums of $5,000,000
     and Commitment         commitments may be reduced by the Borrower in
     Reductions             minimums of $5,000,000, each without premium
     ----------             or penalty except for the broken-funding payments
                            provided in the next sentence. Prepayment of Eurodollar Loans prior to the last day of an Interest Period may require broken-funding payments.

IV.  Certain Conditions
     ------------------


     Initial Conditions:    The availability of the Loans shall be conditioned
     ------------------     upon satisfaction of, among other things, the
                            following conditions precedent:

                            (a) The Borrower shall have executed and delivered satisfactory definitive financing documentation with respect to the Loans (the "Credit Documentation").
                                                       --------------------

                            (b) As of the initial drawdown (a) no termination of the Merger Agreement executed in connection with the Acquisition (the "Merger Agreement") has occurred
                                              ----------------
                            and (b) a representation is given regarding authorization and enforceability of, and no material default with respect to, the Merger Agreement.

                            (c) Chase shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

                            (d) All governmental and third party approvals necessary in connection with the Acquisition, the financing contemplated hereby and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect.

                            (e) The Lenders shall have received such legal opinions (including an opinion from counsel to the Borrower), corporate documents (including charter, by-laws, board resolutions and incumbency and specimen signature certificates) and other instruments (including a Federal Reserve Form U-1 under the margin regulations) as are customary for transactions of this type or as they may reasonably request.

   On-Going Conditions:     The making of each extension of credit shall be
   -------------------      conditioned upon (a) the accuracy of all
                            representations and warranties in the Credit
                            Documentation (including, without limitation, the material adverse change and material litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit
                            Documentation a "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the Acquisition, (b) the business, assets, property or condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole, or (c) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.

V. Certain Documentation Matters
   -----------------------------

                            The Credit Documentation shall contain
                            representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders, as mutually agreed by the Borrower and the Lenders, including, without limitation:

   Representations and      Financial statements; absence of undisclosed
   Warranties:              liabilities; no material adverse change; corporate
   ----------               existence; compliance with law; corporate power and
                            authority; enforceability of Credit Documentation;
                            no conflict with law or contractual obligations, no material litigation; no default; ownership of property; liens; no burdensome restrictions; taxes;
                            Federal Reserve margin regulations (including that, after giving effect to the Acquisition, no more than 25% of the value of the assets of the Borrower and its subsidiaries consists of "margin stock"); ERISA;
                            Investment Company Act; Public Utility Holding
                            Company Act; subsidiaries; environmental matters;
                            and accuracy of disclosure.

   Affirmative Covenants:   Delivery of financial statements, reports,
   ---------------------    accountants' letters, officers' certificates and
                            other information requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations;
                            maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events;
                            compliance with environmental laws; and use of proceeds of Loans.

     Financial Covenants:   The Borrower will maintain on a consolidated GAAP
     -------------------    basis a maximum ratio of debt to total
                            capitalization of 35% and on a SAP (Statutory) basis with respect to First Allmerica Financial Life
                            Insurance Company minimum adjusted statutory surplus
                            (statutory surplus plus AVR) of $900,000,000 and with respect to APCC minimum statutory surplus of $750,000,000.

     Negative Covenants:    Limitations on: indebtedness (including guarantees);
     ------------------     liens; mergers, consolidations, liquidations and
                            dissolutions; dispositions of assets (other than in the ordinary course of business); transactions with affiliates; and changes in lines of business.

     Events of Default:     Nonpayment of principal when due; nonpayment of
     -----------------      interest, fees or other amounts after a grace period
                            to be negotiated; material inaccuracy of representations and warranties; violation of covenants; cross-default; bankruptcy events; certain
                            ERISA events; material judgments; and a change of control (the definition of which is to be agreed).

     Voting:                Amendments and waivers with respect to the Credit
     ------                 Documentation for the Loans shall require the
                            approval of Lenders holding not less than a majority of the aggregate amount of commitments to make Loans or, if the commitments have been terminated, the outstanding Loans, except that (a) the consent of each Lender affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and
                            (iii) increases in the amount or extensions of the expiry date of any Lender's commitment and (b) the consent of 100% of the Lenders shall be required with respect to modifications to any of the voting percentages.

     Assignments and
     Participations:        The Lenders shall be permitted to assign and sell
     --------------         participations in its Loans and commitments,
                            subject, in the case of assignments (other than to another Lender or to an affiliate of a Lender), to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld). Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under "Voting" above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued with respect to the Loans only upon request.

     Yield Protection:      The Credit Documentation shall contain customary
     ----------------       provisions (a) protecting the Lenders against
                            increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day prior to the last day of an interest period with respect thereto.

     Expenses and           The Borrower shall pay (a) all reasonable out-of-
     Indemnification:       pocket expenses of Chase associated with the
     ---------------        preparation, execution, delivery and administration
                            of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) (provided that, (i) the reimbursement for fees, disbursements and other charges of counsel shall be limited to $40,000) and (ii) the reimbursement for all other out-of pocket expenses of Chase shall be limited to $5,000 and (b) all reasonable out-of-pocket expenses of the
                            Administrative Agent (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit
                            Documentation.